Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-88174, 333-48580, 333-32018, 333-17341, 33-63470, and 333-120774) of Brookstone, Inc. of our report dated April 29, 2005, except for Note 5, as to which the date is September 9, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Brookstone, Inc. dated September 14, 2005.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

September 14, 2005